                                                                 March 10, 2011

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

                         This letter confirms that Ronald Cami is authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.

                                                                              Very truly yours,

                                                                              /s/ John E. Viola

                                                                                                                John. E. Viola